Exhibit 99.1

Media:	Ellen Barry	Investors:	Lisa Capodici
	(614) 553-3858		(614) 757-5035
	ellen.barry@cardinalhealth.com		lisa.capodici@cardinalhealth.com
Cardinal Health Elects J. Michael Losh to its Board of Directors
DUBLIN, Ohio, December 7, 2018 -Cardinal Health (NYSE: CAH), today announced that its board of directors has elected J. Michael Losh as an independent director, effective December 5. Losh will serve as the chairman of the Audit Committee.
Losh brings extensive experience serving on the boards of numerous public companies over the past 25 years including his service as a director of Cardinal Health from 1996 through the spin-off of CareFusion Corporation in 2009, and as presiding director at CareFusion until its acquisition by Becton Dickinson in 2015.
Losh was executive vice president and chief financial officer of General Motors Corporation, from 1994 until 2000. He spent 36 years in various capacities with General Motors, building deep expertise in global manufacturing, operations, supply chain management and organizational design. He also served as interim chief financial officer for Cardinal Health from July 2004 through May 2005.
"Mike’s understanding of our business and his experience handling complex matters at publicly-traded companies positions him strongly to add value to our board,” said Gregory Kenny, chairman of the board for Cardinal Health. "We look forward to welcoming Mike back to the Cardinal Health board and benefiting from his wealth of knowledge – not only his specific financial acumen but also the wise counsel that he has given to companies as they navigated change while focused on continuous improvement and operating excellence.”
Losh holds an MBA from Harvard University and a Bachelor of Science in mechanical engineering from Kettering University.
About Cardinal Health
Cardinal Health, Inc. is a global, integrated healthcare services and products company, providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories and physician offices worldwide. The company provides clinically proven medical products, pharmaceuticals and cost-effective solutions that enhance supply chain efficiency from hospital to home. To help combat prescription drug abuse, the company and its education partners created Generation Rx, a national drug education and awareness program. Backed by nearly 100 years of experience, with approximately 50,000 employees in nearly 46 countries, Cardinal Health ranks #14 on the Fortune 500. For more information, visit cardinalhealth.com, follow @CardinalHealth on Twitter, @cardinalhealthwings on Facebook and connect on LinkedIn at linkedin.com/ company/cardinal-health.